NEWS RELEASE
FOR IMMEDIATE RELEASE
January 28, 2022
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2022 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2021. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 will be filed with the Securities and Exchange Commission ("SEC") on or about February 9, 2022 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $22.2 million;
•basic and diluted earnings per share of $0.16;
•net interest margin of 1.99%;
•paid dividends of $41.4 million, or $0.305 per share; and
•on January 25, 2022, announced a cash dividend of $0.085 per share, payable on February 18, 2022 to stockholders of record as of the close of business on February 4, 2022.

Comparison of Operating Results for the Three Months Ended December 31, 2021 and September 30, 2021

For the quarter ended December 31, 2021, the Company recognized net income of $22.2 million, or $0.16 per share, compared to net income of $18.6 million, or $0.14 per share, for the quarter ended September 30, 2021. The increase in net income was due primarily to a higher negative provision for credit losses compared to the prior quarter and lower non-interest expense. The net interest margin increased two basis points, from 1.97% for the prior quarter to 1.99% for the current quarter, due mainly to a decrease in the cost of retail certificates of deposit.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$55,788	$57,139	$(1,351)	(2.4)%
Mortgage-backed securities ("MBS")	4,625	4,900	(275)	(5.6)
Federal Home Loan Bank Topeka ("FHLB") stock	1,231	952	279	29.3
Investment securities	808	750	58	7.7
Cash and cash equivalents	14	27	(13)	(48.1)
Total interest and dividend income	$62,466	$63,768	$(1,302)	(2.0)

The decrease in interest income on loans receivable was primarily in the one-to four-family portfolio due to a reduction in the weighted average rate of the portfolio due to originations, purchases, refinances and endorsements to lower market rates and payoffs of higher rate loans, along with a reduction in commercial loan deferred fee amortization related to the Paycheck Protection Program ("PPP"). The decrease in interest income on MBS was due primarily to a decrease in the average balance of the portfolio. The increase in dividend income on FHLB stock was due mainly to a special year-end dividend of 1.00% paid by FHLB during the current quarter.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$9,267	$10,335	$(1,068)	(10.3)%
Borrowings	7,585	7,889	(304)	(3.9)
Total interest expense	$16,852	$18,224	$(1,372)	(7.5)

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate and the average balance of the retail certificate of deposit portfolio. See "Financial Condition as of December 31, 2021" below for additional information on deposits. The decrease in interest expense on borrowings was due to the full impact during the current quarter of certain FHLB advances being replaced at lower rates during the prior quarter.

Provision for Credit Losses
For the quarter ended December 31, 2021, the Bank recorded a negative provision for credit losses of $3.4 million, compared to a negative provision for credit losses of $1.3 million for the prior quarter. The negative provision in the current quarter was comprised of a $2.3 million decrease in the allowance for credit losses ("ACL") for loans due primarily to a reduction in the balance of special mention commercial loans and a $1.1 million decrease in reserves for off-balance sheet credit exposures due mainly to continued improving economic conditions. See additional discussion regarding the Bank's ACL and reserves for off-balance sheet credit exposures at December 31, 2021 in the "Asset Quality" section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,430	$3,294	$136	4.1%
Insurance commissions	711	781	(70)	(9.0)
Other non-interest income	1,365	1,228	137	11.2
Total non-interest income	$5,506	$5,303	$203	3.8

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,728	$14,600	$(872)	(6.0)%
Information technology and related expense	4,432	4,354	78	1.8
Occupancy, net	3,379	3,639	(260)	(7.1)
Regulatory and outside services	1,368	1,476	(108)	(7.3)
Advertising and promotional	1,064	1,404	(340)	(24.2)
Deposit and loan transaction costs	697	638	59	9.2
Federal insurance premium	639	657	(18)	(2.7)
Office supplies and related expense	468	426	42	9.9
Other non-interest expense	919	1,053	(134)	(12.7)
Total non-interest expense	$26,694	$28,247	$(1,553)	(5.5)

The decrease in salaries and employee benefits was primarily related to incentive compensation, as fiscal year 2021 incentives were finalized during the prior quarter. The decrease in occupancy, net was due mainly to decreases in utilities and building maintenance expenses. The decrease in advertising and promotional expense was due primarily to the timing of campaigns.

The Company's efficiency ratio was 52.22% for the current quarter compared to 55.55% for the prior quarter. The improvement in the efficiency ratio was due primarily to lower non-interest expense. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$27,865	$23,923	$3,942	16.5%
Income tax expense	5,679	5,370	309	5.8
Net income	$22,186	$18,553	$3,633	19.6

Effective Tax Rate	20.4%	22.4%

The increase in income tax expense was due primarily to higher pretax income, partially offset by a lower effective tax rate in the current quarter. The effective tax rate was higher in the prior quarter due mainly to year-end adjustments of permanent tax differences, specifically the Company's low income housing partnership amounts.

Leverage Strategy
At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy involves borrowing on either the Bank's FHLB line of credit or by entering into short-term FHLB advances with the proceeds from the borrowings, net of the required FHLB stock holdings, deposited at the Federal Reserve Bank of Kansas City. The leverage strategy was not in place during the current quarter or in recent years as the strategy was not profitable. The strategy did, however, become profitable again in January 2022, and management reimplemented the strategy by entering into $1.80 billion of short-term FHLB advances. It is expected that the strategy will continue to be used as long as it is profitable. The borrowing level related to the strategy may fluctuate while the strategy is in place.

Comparison of Operating Results for the Three Months Ended December 31, 2021 and 2020

The Company recognized net income of $22.2 million, or $0.16 per share, for the current quarter compared to net income of $18.9 million, or $0.14 per share, for the prior year quarter. The increase in net income was due primarily to a higher negative provision for credit losses in the current quarter and an increase in net interest income. The net interest margin increased seven basis points, from 1.92% for the prior year quarter to 1.99% for the current quarter. The increase in net interest income and net interest margin was due mainly to a reduction in the cost of retail certificates of deposit and borrowings, which outpaced the decrease in asset yields.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$55,788	$60,694	$(4,906)	(8.1)%
MBS	4,625	5,710	(1,085)	(19.0)
FHLB Stock	1,231	1,069	162	15.2
Investment securities	808	683	125	18.3
Cash and cash equivalents	14	51	(37)	(72.5)
Total interest and dividend income	$62,466	$68,207	$(5,741)	(8.4)

The decrease in interest income on loans receivable was due mainly to a decrease in the weighted average rate, primarily in the one- to four-family originated loan portfolio. The premium amortization related to the one- to four-family correspondent loan portfolio decreased significantly compared to the prior year quarter due to the slow-down in prepayments and endorsements; however, the decrease in the weighted average loan portfolio rate more than offset the reduction in premium amortization. The decrease in the weighted average rate for the one- to four-family originated and correspondent loan portfolios was due to endorsements and refinances to lower market rates and the origination and purchase of new loans at lower market rates.

The decrease in interest income on the MBS portfolio was due to a decrease in the weighted average yield as a result of higher premium amortization related to prepayment activity, along with purchases at lower market yields, partially offset by an increase in the average balance of the portfolio.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$9,267	$14,067	$(4,800)	(34.1)%
Borrowings	7,585	10,327	(2,742)	(26.6)
Total interest expense	$16,852	$24,394	$(7,542)	(30.9)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail certificates of deposit, money market accounts, and wholesale certificates of deposit. Retail certificates of deposit continue to reprice downward as they renew or are replaced at lower offered rates, and rates on money market accounts were also lowered between periods.

The decrease in interest expense on borrowings was due primarily to lowering the cost of FHLB advances by terminating or not renewing certain interest rate swap agreements, not replacing certain maturing FHLB advances, and prepaying certain advances during fiscal year 2021. Cash flows from the deposit portfolio were used to pay down certain FHLB advances.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current quarter of $3.4 million, compared to a negative provision for credit losses of $1.5 million during the prior year quarter. See additional information regarding the current quarter negative provision for credit losses in the "Comparison of Operating Results for the Three Months Ended December 31, 2021 and September 30, 2021" section above. See additional discussion regarding the Bank's ACL and reserve for off-balance sheet credit exposures at December 31, 2021 in the "Asset Quality" section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,430	$2,947	$483	16.4%
Insurance commissions	711	638	73	11.4
Other non-interest income	1,365	1,485	(120)	(8.1)
Total non-interest income	$5,506	$5,070	$436	8.6
The increase in deposit service fees was due primarily to an increase in debit card income as a result of higher transaction volume, along with an increase in the amount per transaction. The decrease in other non-interest income was primarily related to lower income from bank-owned life insurance, due to receiving death benefits during the prior year quarter, compared to none during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,728	$14,138	$(410)	(2.9)%
Information technology and related expense	4,432	4,233	199	4.7
Occupancy, net	3,379	3,379	—	—
Regulatory and outside services	1,368	1,585	(217)	(13.7)
Advertising and promotional	1,064	838	226	27.0
Deposit and loan transaction costs	697	766	(69)	(9.0)
Federal insurance premium	639	621	18	2.9
Office supplies and related expense	468	424	44	10.4
Other non-interest expense	919	1,083	(164)	(15.1)
Total non-interest expense	$26,694	$27,067	$(373)	(1.4)

The decrease in salaries and employee benefits was due primarily to a decrease in loan commissions related to lower loan origination activity in the current quarter. The increase in advertising and promotional expense was due mainly to adjustments to advertising schedules during the prior year related to the Coronavirus Disease 2019 ("COVID-19") pandemic.

The Company's efficiency ratio was 52.22% for the current year period compared to 55.37% for the prior year period. The improvement in the efficiency ratio was due primarily to higher net interest income, as well as lower non-interest expense and higher non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$27,865	$23,348	$4,517	19.3%
Income tax expense	5,679	4,450	1,229	27.6
Net income	$22,186	$18,898	$3,288	17.4

Effective Tax Rate	20.4%	19.1%
The increase in income tax expense was due primarily to higher pretax income in the current year, as well as a higher effective tax rate compared to the prior year. The higher effective tax rate in the current quarter compared to the prior year quarter was due primarily to a lower amount of favorable provision to return adjustments compared to the prior year quarter. Management anticipates the effective income tax rate for fiscal year 2022 will be approximately 21%.

Financial Condition as of December 31, 2021

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	December 31,	September 30,	Percent
	2021	2021	Change
	(Dollars in thousands)
Total assets	$9,609,157	$9,631,246	(0.9)%
Available-for-sale ("AFS") securities	1,890,653	2,014,608	(24.6)
Loans receivable, net	7,095,605	7,081,142	0.8
Deposits	6,648,004	6,597,396	3.1
Borrowings	1,583,303	1,582,850	0.1
Stockholders' equity	1,216,660	1,242,273	(8.2)
Equity to total assets at end of period	12.7%	12.9%
Average number of basic shares outstanding	135,627	135,571	0.2
Average number of diluted shares outstanding	135,627	135,571	0.2

The decrease in total assets was due primarily to a decrease in securities, partially offset by an increase in cash and cash equivalents. The increase in deposits was due primarily to an increase in non-maturity deposits, partially offset by a decrease in the certificate of deposit portfolio, as customers moved some of their funds from maturing certificates to more liquid investment options, such as the Bank's money market accounts.

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated.

	For the Three Months Ended
	December 31, 2021		September 30, 2021
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and purchases
One- to four-family and consumer:
Originated	$209,440	2.88%	$237,358	2.86%
Purchased	130,553	2.65	184,562	2.68

Commercial:
Originated	49,245	3.80	43,021	4.08
Purchased	36,663	3.35	19,600	4.06
	$425,901	2.96	$484,541	2.95
Borrowing activity
Maturities and prepayments	$(100,000)	3.14	$(340,000)	2.73
New borrowings	100,000	3.44	340,000	2.17

Stockholders' Equity
During the current quarter, the Company paid cash dividends totaling $41.4 million. These cash dividends totaled $0.305 per share and consisted of a $0.22 per share cash true-up dividend related to fiscal year 2021 earnings and a regular quarterly cash dividend of $0.085 per share. On January 25, 2022, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on February 18, 2022 to stockholders of record as of the close of business on February 4, 2022. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At December 31, 2021, this ratio was 11.5%.
At December 31, 2021, Capitol Federal Financial, Inc., at the holding company level, had $70.8 million in cash on deposit at the Bank. For fiscal year 2022, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors, including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2022.

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2021.

Total shares outstanding	138,842,784
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,169,063)
Net shares outstanding	135,673,721

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the community bank leverage ratio ("CBLR") requirement is a minimum of 8.5% for calendar year 2021 and 9% thereafter. As of December 31, 2021, the Bank's CBLR was 11.6%, which exceeded the minimum requirement.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2021	2021
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $106,225 and $24,289)	$135,475	$42,262
AFS securities, at estimated fair value (amortized cost of $1,899,027 and $2,008,456)	1,890,653	2,014,608
Loans receivable, net (ACL of $17,535 and $19,823)	7,095,605	7,081,142
FHLB stock, at cost	75,261	73,421
Premises and equipment, net	97,718	99,127
Other assets	314,445	320,686
TOTAL ASSETS	$9,609,157	$9,631,246

LIABILITIES:
Deposits	$6,648,004	$6,597,396
Borrowings	1,583,303	1,582,850
Advance payments by borrowers for taxes and insurance	38,227	72,729
Income taxes payable, net	3,733	918
Deferred income tax liabilities, net	3,981	5,810
Other liabilities	115,249	129,270
Total liabilities	8,392,497	8,388,973

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,842,784 and 138,832,284 shares issued and outstanding as of December 31, 2021 and September 30, 2021, respectively	1,388	1,388
Additional paid-in capital	1,189,827	1,189,633
Unearned compensation, ESOP	(30,974)	(31,387)
Retained earnings	79,745	98,944
Accumulated other comprehensive (loss) income, net of tax	(23,326)	(16,305)
Total stockholders' equity	1,216,660	1,242,273
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,609,157	$9,631,246

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2021	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans receivable	$55,788	$57,139	$60,694
MBS	4,625	4,900	5,710
FHLB stock	1,231	952	1,069
Investment securities	808	750	683
Cash and cash equivalents	14	27	51
Total interest and dividend income	62,466	63,768	68,207

INTEREST EXPENSE:
Deposits	9,267	10,335	14,067
Borrowings	7,585	7,889	10,327
Total interest expense	16,852	18,224	24,394

NET INTEREST INCOME	45,614	45,544	43,813

PROVISION FOR CREDIT LOSSES	(3,439)	(1,323)	(1,532)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,053	46,867	45,345

NON-INTEREST INCOME:
Deposit service fees	3,430	3,294	2,947
Insurance commissions	711	781	638
Other non-interest income	1,365	1,228	1,485
Total non-interest income	5,506	5,303	5,070

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,728	14,600	14,138
Information technology and related expense	4,432	4,354	4,233
Occupancy, net	3,379	3,639	3,379
Regulatory and outside services	1,368	1,476	1,585
Advertising and promotional	1,064	1,404	838
Deposit and loan transaction costs	697	638	766
Federal insurance premium	639	657	621
Office supplies and related expense	468	426	424
Other non-interest expense	919	1,053	1,083
Total non-interest expense	26,694	28,247	27,067
INCOME BEFORE INCOME TAX EXPENSE	27,865	23,923	23,348
INCOME TAX EXPENSE	5,679	5,370	4,450
NET INCOME	$22,186	$18,553	$18,898

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,971,049	$32,422	3.27%	$3,974,876	$32,979	3.32%	$3,949,489	$35,961	3.64%
Correspondent purchased	2,035,631	12,746	2.50	2,024,372	12,942	2.56	2,064,912	12,932	2.50
Bulk purchased	170,537	610	1.43	177,233	730	1.65	205,803	1,112	2.16
Total one- to four-family loans	6,177,217	45,778	2.96	6,176,481	46,651	3.02	6,220,204	50,005	3.22
Commercial loans	841,217	8,943	4.16	811,731	9,378	4.52	770,096	9,404	4.78
Consumer loans	92,794	1,067	4.56	95,449	1,110	4.61	110,048	1,285	4.65
Total loans receivable(1)	7,111,228	55,788	3.13	7,083,661	57,139	3.21	7,100,348	60,694	3.41
MBS(2)	1,435,562	4,625	1.29	1,510,421	4,900	1.30	1,302,074	5,710	1.75
Investment securities(2)(3)	523,931	808	0.62	500,104	750	0.60	431,493	683	0.63
FHLB stock	73,481	1,231	6.64	72,699	952	5.19	85,187	1,069	4.99
Cash and cash equivalents	37,221	14	0.15	69,501	27	0.15	201,468	51	0.10
Total interest-earning assets	9,181,423	62,466	2.71	9,236,386	63,768	2.75	9,120,570	68,207	2.98
Other non-interest-earning assets	412,115			445,371			453,422
Total assets	$9,593,538			$9,681,757			$9,573,992

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,052,413	179	0.07	$1,023,926	183	0.07	$900,674	223	0.10
Savings	520,770	70	0.05	514,253	71	0.05	442,906	68	0.06
Money market	1,767,134	825	0.19	1,729,080	907	0.21	1,474,720	1,184	0.32
Retail certificates	2,298,678	7,835	1.35	2,374,089	8,651	1.45	2,591,007	11,794	1.81
Commercial certificates	169,200	272	0.64	204,262	352	0.68	154,829	384	0.99
Wholesale certificates	199,692	86	0.17	246,739	171	0.27	251,634	414	0.66
Total deposits	6,007,887	9,267	0.61	6,092,349	10,335	0.67	5,815,770	14,067	0.96
Borrowings(4)	1,589,258	7,585	1.88	1,582,554	7,889	1.97	1,775,380	10,327	2.30
Total interest-bearing liabilities	7,597,145	16,852	0.88	7,674,903	18,224	0.94	7,591,150	24,394	1.28
Non-interest-bearing deposits	550,492			539,575			460,190
Other non-interest-bearing liabilities	209,890			220,294			240,476
Stockholders' equity	1,236,011			1,246,985			1,282,176
Total liabilities and stockholders' equity	$9,593,538			$9,681,757			$9,573,992

Net interest income(5)		$45,614			$45,544			$43,813
Net interest-earning assets	$1,584,278			$1,561,483			$1,529,420
Net interest margin(6)			1.99			1.97			1.92
Ratio of interest-earning assets to interest-bearing liabilities			1.21x			1.20x			1.20x

Selected performance ratios:
Return on average assets (annualized)			0.93%			0.77%			0.79%
Return on average equity (annualized)			7.18			5.95			5.90
Average equity to average assets			12.88			12.88			13.39
Operating expense ratio(7)			1.11			1.17			1.13
Efficiency ratio(8)			52.22			55.55			55.37

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $4.0 million, $4.9 million, and $9.1 million for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
(4)The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(5)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(6)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(7)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(8)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2021			September 30, 2021			December 31, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,941,568	3.15%	55.5%	$3,956,064	3.18%	55.8%	$3,946,073	3.39%	56.2%
Correspondent purchased	1,991,944	2.97	28.0	2,003,477	3.02	28.2	1,974,086	3.40	28.1
Bulk purchased	165,339	1.52	2.3	173,662	1.65	2.4	199,673	2.24	2.8
Construction	47,508	2.76	0.7	39,142	2.82	0.6	32,871	3.22	0.5
Total	6,146,359	3.05	86.5	6,172,345	3.09	87.0	6,152,703	3.36	87.6
Commercial:
Commercial real estate	687,518	3.98	9.6	676,908	4.00	9.6	609,936	4.23	8.7
Commercial and industrial	76,254	3.85	1.1	66,497	3.83	0.9	69,378	3.41	1.0
Construction	105,702	4.04	1.5	85,963	4.03	1.2	84,564	3.89	1.2
Total	869,474	3.98	12.2	829,368	3.99	11.7	763,878	4.12	10.9
Consumer loans:
Home equity	84,400	4.59	1.2	86,274	4.60	1.2	97,717	4.64	1.4
Other	7,825	4.13	0.1	8,086	4.19	0.1	9,328	4.40	0.1
Total	92,225	4.55	1.3	94,360	4.57	1.3	107,045	4.62	1.5
Total loans receivable	7,108,058	3.18	100.0%	7,096,073	3.21	100.0%	7,023,626	3.46	100.0%

Less:
ACL	17,535			19,823			26,125
Discounts/unearned loan fees	29,363			29,556			28,825
Premiums/deferred costs	(34,445)			(34,448)			(35,418)
Total loans receivable, net	$7,095,605			$7,081,142			$7,004,094

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2021		September 30, 2021
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,096,073	3.21%	$7,051,625	3.26%
Originated and refinanced	258,685	3.05	280,379	3.05
Purchased and participations	167,216	2.80	204,162	2.81
Change in undisbursed loan funds	(21,926)		(6,656)
Repayments	(391,779)		(433,374)
Principal recoveries/(charge-offs), net	31		4
Other	(242)		(67)
Ending balance	$7,108,058	3.18	$7,096,073	3.21

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of December 31, 2021. Credit scores were updated in September 2021 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

			% of	Credit
	Amount	Rate	Total	Score	LTV
	(Dollars in thousands)
Originated	$3,941,568	3.15%	64.6%	771	61%
Correspondent purchased	1,991,944	2.97	32.7	766	64
Bulk purchased	165,339	1.52	2.7	771	58
	$6,098,851	3.05	100.0%	769	62

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the three months ended December 31, 2021.

				Credit
	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$194,107	2.75%	70%	764
Correspondent purchased	130,553	2.65	72	775
	$324,660	2.71	71	769

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2021, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$84,954	2.85%
Correspondent	66,225	2.63
	$151,179	2.75

Commercial Loans: During the current quarter, the Bank originated $49.2 million of commercial loans and entered into commercial loan participations totaling $36.7 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $70.6 million at a weighted average rate of 3.89%.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of December 31, 2021. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	34	$237,020	$58,909	$295,929	$—	$295,929	27.6%
Retail building	140	170,725	44,868	215,593	4,750	220,343	20.5
Hotel	11	136,717	51,755	188,472	6,300	194,772	18.2
Office building	93	49,717	60,134	109,851	1,420	111,271	10.4
Multi-family	37	55,681	10,158	65,839	6,503	72,342	6.7
One- to four-family property	397	61,599	7,693	69,292	1,716	71,008	6.6
Single use building	26	47,639	4,832	52,471	15,750	68,221	6.4
Other	101	34,122	3,765	37,887	230	38,117	3.6
	839	$793,220	$242,114	$1,035,334	$36,669	$1,072,003	100.0%

Weighted average rate		3.99%	3.92%	3.97%	4.18%	3.98%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of December 31, 2021.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	639	$335,579	$50,753	$386,332	$9,996	$396,328	37.0%
Texas	12	138,982	130,790	269,772	3,350	273,122	25.5
Missouri	163	221,409	18,534	239,943	21,823	261,766	24.4
Colorado	6	17,438	18,114	35,552	—	35,552	3.3
Arkansas	3	15,414	18,262	33,676	—	33,676	3.1
Nebraska	6	33,366	4	33,370	—	33,370	3.1
Other	10	31,032	5,657	36,689	1,500	38,189	3.6
	839	$793,220	$242,114	$1,035,334	$36,669	$1,072,003	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2021.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$178,756
>$15 to $30 million	16	361,649
>$10 to $15 million	7	84,921
>$5 to $10 million	17	107,297
$1 to $5 million	113	255,218
Less than $1 million	1,270	190,396
	1,427	$1,178,237

As of December 31, 2021 and September 30, 2021, there were commercial loans with an aggregate gross balance, including undisbursed amounts, of $143.5 million and $146.4 million, respectively, with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at December 31, 2021, approximately 73% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. Of the one- to four-family COVID-19 loan modifications that had completed the deferral period by December 31, 2021, $5.7 million were 30 to 89 days delinquent and $2.3 million were 90 or more days delinquent as of December 31, 2021. In late March 2020, the Bank suspended the initiation of foreclosure proceedings for owner-occupied one- to four-family loans. At December 31, 2021, there were $5.5 million of non-performing one- to four-family loans for which foreclosure proceedings either had been initiated prior to the foreclosure suspension or would have been initiated if the foreclosure suspension were not in place. The foreclosure suspension was lifted in January 2022 resulting in foreclosure proceedings continuing or starting on a portion of the $5.5 million of such loans.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	74	$7,009	48	$4,156	51	$5,141	45	$4,151	62	$5,844
Correspondent purchased	11	5,133	7	2,590	9	3,650	9	2,910	13	4,694
Bulk purchased	1	154	4	541	6	958	5	352	9	1,750
Commercial	2	222	2	37	1	35	5	806	8	1,047
Consumer	16	164	25	498	25	354	17	287	30	515
	104	$12,682	86	$7,822	92	$10,138	81	$8,506	122	$13,850
30 to 89 days delinquent loans
to total loans receivable, net		0.18%		0.11%		0.14%		0.12%		0.20%

	Non-Performing Loans and OREO at:
	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	48	$3,943	50	$3,693	53	$3,696	55	$4,433	51	$4,370
Correspondent purchased	10	3,115	10	3,210	12	4,230	10	3,749	9	3,371
Bulk purchased	6	1,945	9	2,974	7	2,596	10	3,172	13	3,724
Commercial	6	1,170	6	1,214	7	1,278	6	1,068	5	820
Consumer	25	477	21	498	23	445	26	531	26	473
	95	10,650	96	11,589	102	12,245	107	12,953	104	12,758

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.15%		0.16%		0.17%		0.19%		0.18%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	5	$451	7	$1,288	7	$1,392	9	$1,646	9	$968
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	—	—	1	131	1	131	—	—	—	—
Commercial	3	62	4	419	3	403	4	642	3	411
Consumer	—	—	1	9	—	—	—	—	1	9
	8	513	13	1,847	11	1,926	13	2,288	13	1,388
Total nonaccrual loans	103	11,163	109	13,436	113	14,171	120	15,241	117	14,146

Nonaccrual loans as a percentage of total loans		0.16%		0.19%		0.20%		0.22%		0.20%

OREO:
One- to four-family:
Originated(2)	2	$319	3	$170	3	$177	2	$105	3	$129
Total non-performing assets	105	$11,482	112	$13,606	116	$14,348	122	$15,346	120	$14,275

Non-performing assets as a percentage of total assets		0.12%		0.14%		0.15%		0.16%		0.15%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The decrease in commercial special mention loans at December 31, 2021 compared to September 30, 2021 was due mainly to two commercial loans moving to the pass classification during the current quarter as the underlying economic considerations being monitored by management improved to levels deemed appropriate by the Company.

	December 31, 2021		September 30, 2021
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,971	$21,835	$14,332	$23,458
Commercial	47,093	3,362	99,729	3,259
Consumer	321	676	135	718
	$60,385	$25,873	$114,196	$27,435

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. Management applied qualitative factors at December 31, 2021 to account for the continued economic uncertainties, along with the balance and trending of large-dollar special mention commercial loans, and commercial loan COVID-19 modifications. The economic uncertainties were related to (1) the job market, the unemployment rate and labor participation rate and how the significant federal assistance may be impacting those measures and (2) the unevenness of the recovery in certain industries in which the Bank has lending relationships.

The following table presents a summary of changes in ACL and reserve for off-balance sheet credit exposures occurring during the quarter ended December 31, 2021.

	ACL	Reserve for off-balance sheet credit exposures	ACL and Reserve for off-balance sheet credit exposures
	(Dollars in thousands)
Balance at September 30, 2021	$19,823	$5,743	$25,566
Charge-offs	(15)	—	(15)
Recoveries	46	—	46
Net recoveries	31	—	31
Provision for credit losses	(2,319)	(1,120)	(3,439)
Balance at December 31, 2021	$17,535	$4,623	$22,158

The negative provision for credit losses associated with the ACL was primarily due to a reduction in the large-dollar special mention commercial loan qualitative factor due to two large-dollar special mention commercial loans moving to the pass classification during the current quarter, as discussed above. Additionally, economic conditions continued to improve during the current quarter, so the economic uncertainty qualitative factor for commercial loans decreased during the current quarter. The negative provision for credit losses for off-balance sheet credit exposures was mainly related to a reduction in the commercial loan economic uncertainty qualitative factor, also due to the improved economic conditions during the current quarter.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31, 2021	September 30, 2021
	(Dollars in thousands)
Balance at beginning of period	$19,823	$20,724
Charge-offs:
One- to four-family	(4)	(22)
Commercial	(10)	—
Consumer	(1)	(4)
Total charge-offs	(15)	(26)
Recoveries:
One- to four-family	9	4
Commercial	36	12
Consumer	1	14
Total recoveries	46	30
Net recoveries (charge-offs)	31	4
Provision for credit losses	(2,319)	(905)
Balance at end of period	$17,535	$19,823

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.25)	(0.03)
ACL to non-performing loans at end of period	157.08	147.54
ACL to loans receivable at end of period	0.25	0.28
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)

(1)This ratio is not presented due to loan recoveries exceeding loan charge-offs during the period.

The distribution of our ACL and the ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	Distribution of ACL		Ratio of ACL to Loans Receivable
	December 31,	September 30,	December 31,	September 30,
	2021	2021	2021	2021
	(Dollars in thousands)
One- to four-family:
Originated	$1,611	$1,590	0.04%	0.04%
Correspondent purchased	2,082	2,062	0.10	0.10
Bulk purchased	268	304	0.16	0.18
Construction	28	22	0.06	0.06
Total	3,989	3,978	0.06	0.06
Commercial:
Commercial real estate	11,257	13,706	1.64	2.02
Commercial and industrial	376	344	0.49	0.52
Construction	1,720	1,602	1.63	1.86
Total	13,353	15,652	1.54	1.89
Consumer	193	193	0.21	0.20
Total	$17,535	$19,823	0.25	0.28

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at December 31, 2021. Overall, fixed-rate securities comprised 94% of our securities portfolio at December 31, 2021. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,375,711	1.36%	3.5
U.S. government-sponsored enterprise debentures	519,972	0.61	3.6
Municipal bonds	3,344	1.86	0.1
Total securities portfolio	$1,899,027	1.15	3.5

The following table summarizes the activity in our securities portfolio for the period presented. The weighted average yields for the beginning and ending balances are as of the first and last days of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2021
	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,014,608	1.16%	3.5
Maturities and repayments	(107,665)
Net amortization of (premiums)/discounts	(1,764)
Change in valuation on AFS securities	(14,526)
Ending balance - carrying value	$1,890,653	1.16	3.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2021			September 30, 2021			December 31, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$599,969	—%	9.0%	$543,849	—%	8.2%	$494,375	—%	7.7%
Interest-bearing checking	1,092,342	0.07	16.4	1,037,362	0.07	15.7	953,927	0.08	14.9
Savings	526,714	0.05	7.9	519,069	0.05	7.9	455,633	0.06	7.1
Money market	1,840,049	0.19	27.7	1,753,525	0.19	26.6	1,488,749	0.31	23.2
Retail certificates of deposit	2,254,560	1.31	33.9	2,341,531	1.41	35.5	2,570,135	1.75	40.1
Commercial certificates of deposit	137,419	0.64	2.1	190,215	0.66	2.9	207,813	0.83	3.2
Public unit certificates of deposit	196,951	0.17	3.0	211,845	0.21	3.2	240,210	0.64	3.8
	$6,648,004	0.53	100.0%	$6,597,396	0.59	100.0%	$6,410,842	0.84	100.0%

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of December 31, 2021.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2022	$75,000	$—	0.29%	0.29%
2023	300,000	—	1.70	1.81
2024	150,000	165,000	1.32	2.46
2025	300,000	100,000	1.33	2.09
2026	250,000	—	0.96	1.27
2027	150,000	—	0.93	1.24
2028	—	100,000	0.56	3.44
	$1,225,000	$365,000	1.20	1.90

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $365.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.8 years at December 31, 2021.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents borrowing activity for the period shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years and includes the impact of interest rate swaps. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2021
		Effective
	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,590,000	1.88%	3.3
Maturities and prepayments	(100,000)	3.14
New FHLB borrowings	100,000	3.44	6.5
Ending balance	$1,590,000	1.90	3.1

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and term borrowings for the next four quarters as of December 31, 2021.

	March 31,	June 30,	September 30,	December 31,
	2022	2022	2022	2022	Total
	(Dollars in thousands)
Retail/Commercial Certificates:
Amount	$335,106	$372,663	$425,009	$314,564	$1,447,342
Repricing Rate	1.12%	1.01%	1.39%	1.24%	1.20%
Public Unit Certificates:
Amount	$83,428	$66,181	$29,003	$5,000	$183,612
Repricing Rate	0.25%	0.11%	0.09%	0.10%	0.17%
Term Borrowings:(1)
Amount	$—	$—	$75,000	$—	$75,000
Repricing Rate	—%	—%	0.29%	—%	0.29%
Total
Amount	$418,534	$438,844	$529,012	$319,564	$1,705,954
Repricing Rate	0.94%	0.88%	1.17%	1.22%	1.05%

(1)The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap

The following table sets forth the WAM information for our certificates of deposit, in years, as of December 31, 2021.

Retail certificates of deposit	1.2
Commercial certificates of deposit	0.5
Public unit certificates of deposit	0.4
Total certificates of deposit	1.1

Average Rates and Lives

At December 31, 2021, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(928.0) million, or (9.7)% of total assets, compared to $(664.1) million, or (6.9)% of total assets, at September 30, 2021. The change in the one-year gap amount was due primarily to an increase in the amount of non-maturity deposits projected to reprice within one year at December 31, 2021 compared to September 30, 2021. In addition, the amount of assets projected to reprice decreased due to higher interest rates, which resulted in slower prepay projections on the Bank's mortgage-related assets at December 31, 2021 compared to September 30, 2021.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and mortgage-backed securities, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2021, the Bank's one-year gap is projected to be $(1.44) billion, or (15.0)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.29) billion, or (13.4)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2021.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2021. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$1,890,653	1.15%	4.0		20.5%
Loans receivable:
Fixed-rate one- to four-family	5,563,567	3.11	5.6	78.3%	60.4
Fixed-rate commercial	454,400	4.15	3.6	6.4	4.9
All other fixed-rate loans	59,954	3.52	6.7	0.9	0.7
Total fixed-rate loans	6,077,921	3.19	5.5	85.6	66.0
Adjustable-rate one- to four-family	535,284	2.39	4.1	7.5	5.8
Adjustable-rate commercial	415,074	4.07	7.2	5.8	4.5
All other adjustable-rate loans	79,779	4.23	2.5	1.1	0.9
Total adjustable-rate loans	1,030,137	3.21	5.2	14.4	11.2
Total loans receivable	7,108,058	3.19	5.4	100.0%	77.2
FHLB stock	75,261	6.56	3.1		0.8
Cash and cash equivalents	135,475	0.12	—		1.5
Total interest-earning assets	$9,209,447	2.75	5.0		100.0%

Non-maturity deposits	$3,459,105	0.13	5.6	57.2%	45.3%
Retail certificates of deposit	2,254,560	1.31	1.2	37.3	29.5
Commercial certificates of deposit	137,419	0.64	0.5	2.3	1.8
Public unit certificates of deposit	196,951	0.17	0.4	3.2	2.6
Total deposits	6,048,035	0.58	3.7	100.0%	79.2
Term borrowings	1,590,000	1.90	3.1		20.8
Total interest-bearing liabilities	$7,638,035	0.86	3.5		100.0%